Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401

   LABCORP® NOW OFFERING UGT1A1 PHARMACOGENETIC TEST FOR
DOSING COLORECTAL CANCER THERAPY

Rights to Test for UGT1A1 Mutations Associated with Serious Adverse Reaction to
Irinotecan Hydrochloride Sublicensed from Mayo Foundation

Burlington, NC, February 13, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the availability of a test for genetic variants in the UGT1A1 gene associated with excessive toxicity in individuals treated with the late-stage colorectal cancer drug irinotecan hydrochloride (Camptosar®). The rights to perform the test have been sublicensed to LabCorp by the Mayo Foundation for Medical Education and Research.

In the US, colorectal cancer is the third most common cancer in men and women, affecting approximately 145,000 people each year. As many as 50 percent of those cases are metastatic and candidates for irinotecan-containing therapy. Polymorphisms in the UGT1A1 gene can affect an individual’s ability to efficiently metabolize irinotecan, and are known to increase that individual’s risk for severe toxicity from the drug. By identifying the genetic variants in the gene, physicians can better understand the potential risk of an adverse reaction and customize the dosage of irinotecan to optimize its benefits while minimizing potentially serious side effects.

“Physicians try to be aggressive in treating metastatic colorectal cancer with powerful drugs like irinotecan, yet the therapeutic level can be very close to the toxic level in those individuals with genetic variants in UGT1A1,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Pharmacogenetic tests like UGT1A1 are a critical tool for helping physicians set drug dosage levels appropriate for each of their patients, and LabCorp is pleased to add this test to our growing arsenal of leading-edge diagnostic tests.”

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings, and will be available in the Company’s Form 10-K for the year ended December 31, 2005, when filed.

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